June 29, 2005



Mail Stop 4561

By U.S. Mail and facsimile to (609) 298-5321

Mr. Gary N. Pelehaty
President, CEO, and Director
Farnsworth Bancorp, Inc.
789 Farnsworth Avenue
Bordentown, NJ 08505

Re:	Farnsworth Bancorp, Inc.
	Form 10-KSB for the fiscal year ended September 30, 2004
	Filed December 29, 2004
	File Number: 000-24621


Dear Mr. Pelehaty:

	We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.

								Sincerely,


						John P. Nolan
      Accounting Branch Chief